UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2008

AmCOMP Incorporated
(Exact name of registrant as specified in its charter)

Delaware	000-51767	65-0636842
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 U.S. Highway One, North Palm Beach, Florida		33408
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 840-7171

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.     Other Events.

AmCOMP Incorporated (the “Company”) today announced that on June 9, 2008, its insurance subsidiaries, AmCOMP Assurance Corporation and AmCOMP Preferred Insurance Company (together with the Company, “AmCOMP”), through counsel, filed a Petition For Administrative Hearing Involving Disputed Issues of Fact (the “Petition”) with the Florida Office of Insurance Regulation (“FOIR”), challenging FOIR’s Notice of Intent to Issue Order to Return Excess Profit (the “Notice”).  The Notice (filed on May 19, 2008 and described in the Company’s Current Report on Form 8-K, dated May 23, 2008) indicated that FOIR had made a preliminary finding that AmCOMP had realized excessive profits in the amount of approximately $11.7 million for accident years 2003, 2004 and 2005.

In the Petition, AmCOMP has asked, among other things, that the Petition be referred to the Florida Division of Administrative Hearings for assignment of an administrative law judge in order to conduct a proceeding involving the matters set forth in the Notice, and that such administrative law judge recommend that FOIR withdraw or rescind its Notice or otherwise find that AmCOMP does not owe any excessive profits for accident years 2003, 2004 and 2005.  As the Notice was issued on a preliminary basis, AmCOMP will not be required to return the allegedly excessive profits unless required to do so upon the conclusion of the above proceedings.  There can be no assurance that the Division of Administrative Hearings will refer the Petition for assignment to an administrative law judge or that an administrative law judge will accept AmCOMP’s position.

A copy of the press release issued by the Company on June 10, 2008 is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.     Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press Release dated June 10, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmCOMP INCORPORATED

Dated: June 10, 2008	By:	/s/ Kumar Gursahaney
Name: Kumar Gursahaney
Title: Senior Vice President and Chief Financial Officer